EXHIBIT E(1)

FORM OF LETTER TO SHAREHOLDERS IN CONNECTION WITH TERMINATION OF TENDER

THE FOLLOWING LETTERS ARE BEING SENT TO ALL SHAREHOLDERS OF THE TRUST’S SERIES DESIGNATED AS THE “TAX-ADVANTAGED SHORT TERM FUND”.

April 4, 2008

Dear Shareholder:

Citigroup Alternative Investments Trust is writing to advise you that the Citigroup Alternative Investments Tax Advantaged Short Term Fund (the “Fund”) is withdrawing its current tender offer, which had proposed to repurchase up to 20% of the Fund’s shares with payment to have been made as of May 31, 2008.  No shares will be repurchased at this time.

Sincerely,

Citigroup Alternative Investments Trust